Exhibit 2.2

FIRST AMENDMENT TO

AMENDED AND RESTATED TRANSITION AND ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED TRANSITION AND ASSET PURCHASE AGREEMENT is made as of the 6th day of June, 2019 (the “First Amending Agreement”).

BETWEEN:

MGE NIAGARA ENTERTAINMENT INC.,

a corporation continued under the laws of the

Province of Ontario

(the “Service Provider”)

- and -

ONTARIO LOTTERY AND GAMING

CORPORATION,

a corporation established pursuant to the Enabling

Legislation

(“OLG”)

- and -

ONTARIO GAMING ASSETS CORPORATION,

a corporation incorporated under the laws of the

Province of Ontario

(“OGAC”)

RECITALS:

A.

The Service Provider, as successor to MG&E Niagara Entertainment ULC (“MG&E ULC”), a company incorporated pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”), OLG and OGAC entered into an amended and restated transition and asset purchase agreement made as of May 1, 2019 (the “TAPA”).

B.

MG&E ULC converted from an unlimited liability company to a limited company under the BCBCA and concurrently changed its name to “MGE Niagara Entertainment Inc.”, following which it was continued out of the jurisdiction of the BCBCA and into the jurisdiction of the Business Corporations Act (Ontario) by a certificate and accompanying articles of continuance that became effective on April 29, 2019.

C.

OLG consented to the actions described in Recital B above pursuant to an acknowledgement and consent agreement made as of April 26, 2019 among MG&E ULC, Mohegan Tribal Gaming Authority (“MTGA”), Mohegan Gaming Advisors, LLC, MG&E Niagara Entertainment Holdings ULC, OLG and OGAC, in reliance and conditional upon the truth and accuracy of certain representations and warranties contained therein and subject to compliance with certain obligations specified therein.

STRICTLY CONFIDENTIAL

Gaming Bundle 8 (Niagara)

First Amendment to Amended and Restated TAPA

D.

The Service Provider and its Affiliates have undertaken a reorganization transaction pursuant to which: (i) Mohegan Tribe of Indians of Connecticut continues to be the sole owner of MTGA, (ii) MTGA is now the owner of all of the issued and outstanding shares of Mohegan Global Holding Corporation; (iii) Mohegan Global Holding Corporation is now the owner of all of the issued and outstanding shares of MGE Global Holding Limited; (iv) MGE Global Holding Limited is now the owner of all of the issued and outstanding shares of MGE Canada Holding Limited; (v) MGE Canada Holding Limited is now the owner of all of the issued and outstanding shares of MGE Canada Limited; (vi) MGE Canada Limited is now the owner of all of the issued and outstanding shares of MGE Niagara Entertainment Holdings Inc. (“Holdings”) and MGE Management Inc. (“Management”), and (vii) Holdings continues to be the owner of all of the issued and outstanding shares of the Service Provider.

E.

OLG consented to the actions described in Recital D above pursuant to an acknowledgement and consent agreement made as of June 6, 2019 (the “Consent Agreement”) among the Service Provider, MTGA, Mohegan Gaming Advisors, LLC, Holdings, Management, Mohegan Global Holding Corporation, MGE Global Holding Limited, MGE Canada Holding Limited, MGE Canada Limited and OLG, in reliance and conditional upon the truth and accuracy of certain representations and warranties contained therein and subject to compliance with certain obligations specified therein.

F.	Pursuant to the Consent Agreement, the Parties have agreed to amend the TAPA on the terms contained herein.

G.

Capitalized and other terms used in this First Amending Agreement, including in the Recitals hereto, and not otherwise defined herein, shall have the meanings respectively ascribed to them in the TAPA.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties covenant and agree as follows:

1.	Amendments to TAPA

The TAPA is amended as follows:

(a)	the definition of “Casino Operating and Services Agreement” in Section 1.1 (Definitions) is deleted and replaced with:

(i)

“Casino Operating and Services Agreement” means, until the Closing Date, the Casino Operating and Services Agreement in the form agreed to by the Parties as of June 6, 2019, and thereafter, means the Casino Operating and Services Agreement entered into on the Closing Date between OLG and the Service Provider.

STRICTLY CONFIDENTIAL

Gaming Bundle 8 (Niagara)

First Amendment to Amended and Restated TAPA

(b)	the definition of “Fallsview Lease” in Section 1.1 (Definitions) is deleted and replaced with:

(i)

“Fallsview Lease” means the form of lease agreed to by the Parties as of June 6, 2019, that is to be dated as of the Closing Date between OLG, as landlord, and the Service Provider, as tenant, pursuant to which OLG agrees to lease: (i) the Fallsview Lands to the Service Provider for the purpose of, among other things, operating a casino, a hotel and a retail shopping centre on such Fallsview Lands; and (ii) the Montrose Lands to the Service Provider.

2.	Conflict

In the event of a conflict or inconsistency between the terms of the TAPA and the terms of this First Amending Agreement, the terms of this First Amending Agreement shall prevail. Except as specifically provided herein, all other terms, conditions and provisos of the TAPA as amended pursuant to this First Amending Agreement shall remain the same and unchanged and in full force and effect and time shall continue to be of the essence of the TAPA.

3.	Governing Law

This First Amending Agreement will be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.	Execution by Telecopy/Email

This First Amending Agreement may be executed in counterparts and delivered by facsimile or by email in PDF and the reproduction of any signature in counterpart with delivery by fax or email will be treated as though such reproduction was an executed original signature.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have duly executed this First Amending Agreement as of the date first written above.

MGE NIAGARA ENTERTAINMENT INC.

By:	/s/ David A. Rome
Name:	David A. Rome
Title:	Secretary
I have the authority to bind the corporation

Signature Page to First Amendment to

Amended and Restated Transition and Asset Purchase Agreement (Niagara)

ONTARIO LOTTERY AND GAMING CORPORATION

By:	/s/ Lori Sullivan
Name:	Lori Sullivan
Title:	Executive Vice President, Chief Operating Officer

/s/ Lisa Bell-Murray
Name:	Lisa Bell-Murray
Title:	Senior Vice President, Chief Financial Officer
I/We have the authority to bind the corporation

ONTARIO GAMING ASSETS CORPORATION

By:	/s/ Lori Sullivan
Name:	Lori Sullivan
Title:	Chief Operating Officer

/s/ Lisa Bell-Murray
Name:	Lisa Bell-Murray
Title:	Chief Financial Officer
I/We have the authority to bind the corporation

Signature Page to First Amendment to

Amended and Restated Transition and Asset Purchase Agreement (Niagara)